Exhibit 10.15.10

Form of Deferred Stock Unit Agreement in France

In connection with the 2004 Stock Award Plan and

The Rules for Deferred Stock Units in France

Deferred Stock Unit Award Recipient:

Performance Condition to Vesting (“Performance Condition”):

Service Condition to Vesting (“Service Condition”):

We are pleased to advise you of your 20     Deferred Stock Unit Award from Coca-Cola Enterprises Inc. (also referred to as the “Company”), under the 2004 Stock Award Plan (the “U.S. Plan”) and the Rules For Coca-Cola Enterprises Inc. Deferred Stock Units in France (the “French DSU Plan” and, together with the U.S. Plan, the “Plan”). The Deferred Stock Unit grant is subject to the terms and conditions of the Plan. Further terms and conditions applicable to this Deferred Stock Unit grant are described below. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement, the U.S. Plan or the French DSU Plan. To the extent that any term is defined in both the U.S. Plan and the French DSU Plan, for purposes of this grant of Deferred Stock Units, which is intended to qualify for the favorable tax and social security regime in France, the definitions in the French DSU Plan shall prevail.

1.	20 Deferred Stock Unit Award. A Deferred Stock Unit account has been established on your behalf under the Plan, and it has been credited with [insert number of DSUs] Deferred Stock Units.

Upon the satisfaction of the applicable vesting conditions, the Company will issue to you the same number of shares of Coca-Cola Enterprises Inc. Stock as the number of Deferred Stock Units credited to your account. This issuance of shares of Stock is accomplished by indicating your actual ownership of the shares in the Company’s share owner records. However, a stock certificate for your shares of Stock will delivered to you only after the restrictions on their sale are removed.

2.	Nature of Deferred Stock Units. Your Deferred Stock Unit Award represents an unfunded and unsecured promise by the Company to pay amounts in the future in accordance with the terms of this Award. The Deferred Stock Unit Award does not entitle you to vote any shares of the Company’s Stock or receive actual dividends. Your Deferred Stock Unit Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

3.	Vesting in Deferred Stock Unit Award. Your Deferred Stock Unit Award will vest as of the date both the continued service condition and the performance condition, described below, are satisfied.

a.	Waiver of Continued Service Condition in Event of Disability. Although the performance condition must still be met before by the specified date, the continued service condition will be waived in the event of your termination of employment on account of Disability. Further, in order to meet the requirements of the favorable tax and social security regime in France, in the event that your termination of employment on account of Disability occurs prior to [insert second anniversary of Grant Date], the Award will not vest until [insert second anniversary of Grant Date], regardless of whether the performance condition is satisfied before [insert second anniversary of Grant Date}.

b.	Accelerated Vesting upon a Change in Control. The service condition and the performance condition will be deemed fulfilled and this Award will vest in full in the event of a Change in Control (as defined in the U.S. Plan) during your employment if, within 24 months of the Change in Control, you are then terminated without Cause (as defined below). Such a Change in Control may trigger the disqualification of the Deferred Stock Unit Award if the two-year minimum vesting period is not satisfied at the time of the Change in Control and the Award may thus no longer qualify for the favorable tax and social security regime in France.

In the event that the Deferred Stock Unit Award no longer qualifies for the favorable tax and social security regime in France due to accelerated vesting upon a Change in Control prior to the end of the two-year minimum vesting period, the restrictions on sale, described in Paragraph 4, will not apply.

4.	Restriction on Sale of the Shares. After issuance of the shares of Stock, you will not be authorized to transfer those shares under any method until the expiration of a two-year period as from the Vesting Date of the Deferred Stock Unit Award (i.e., two years after the issuance of the shares of Stock). At the end of this two-year period, actual stock certificates for your shares of Stock will be delivered to you. (This two-year restriction does not apply in the event of a Change in Control of the Company, as described in Paragraph 3). Furthermore, the shares of Stock shall not be sold during certain Closed Periods (as defined in the French DSU Plan), to the extent applicable under French law.

5.	Effects of Termination of Employment.

a.	If, before this Award vests, your employment with the Company or an Affiliated Company terminates for any reason other than your death or Disability, your Deferred Stock Unit Award will be forfeited on your termination date.

b.	If prior to [insert the Service Condition date, your employment with the Company or any Affiliated Company terminates on account of your Disability, the Deferred Stock Unit Award will vest immediately if the performance condition has been met at the time of your termination or on such later date ([insert date by which Performance Condition must be met][) that the performance condition is met. Notwithstanding the foregoing, in order to meet the requirements of the favorable tax and social security regime in France, if the performance condition is satisfied and your employment terminates by reason of your Disability prior to[insert Service Condition date], the Award will vest on [insert Service Condition date].

c.	If between [Insert Service Condition date] and [insert date by which Performance Condition must be met] your employment terminates on account of your Disability, the Deferred Stock Unit Award will vest on the date the performance condition is met, as long as that occurs on or before August 3, 2011.

d.	If your employment with the Company or any Affiliated Company terminates at any time by reason of your death, one hundred percent (100%) of this Award shall become immediately and fully vested as of the date of your death. The Company shall issue the underlying shares of Stock to your heirs upon their request for a period of six months following the date of your death.

6.	Definitions. For purposes of this Award, the following definitions apply:

a.	An “Affiliated Company” includes The Coca-Cola Company and any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (1) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (2) the Company agrees to this subsequent employment.

b.	“Cause” means (i) willful or gross misconduct (as defined under French labor rules) that is materially detrimental to the Company or an Affiliated Company or (ii) acts of personal dishonesty or fraud toward the Company or an Affiliated Company.

c.	“Disability” means an inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

d.	“Market Value” shall be the average of the high and low trading prices on the applicable trading day or on the next preceding trading day, if such date is not a trading day, as reported on the New York Stock Exchange Composite Transactions listing.

7.	Deemed Acceptance of Award. This document is a summary of your 20 Award under the Coca-Cola Enterprises Inc. 2004 Stock Award Plan and the French DSU Plan, the terms of which are incorporated by reference into this document. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

8.	Dividend Equivalents. Your Deferred Stock Unit account will not earn any additional credits related to any dividends declared by the Board on the Company’s Stock. Such credits are not permissible under the French rules applicable to the French DSU Plan.

9.	Acknowledgment of Nature of Plan and Deferred Stock Units. In accepting the Award, you acknowledge that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.	the Award of Deferred Stock Units is voluntary and occasional and does not create any contractual or other right to receive future Awards of Deferred Stock Units, or benefits in lieu of Deferred Stock Units even if Deferred Stock Units have been awarded repeatedly in the past;

c.	all decisions with respect to this Award and future Awards, if any, will be at the sole discretion of the Company and the Deferred Stock Units are not an employment condition for any purpose including, but not limited to, for purposes any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan is voluntary;

e.	the Deferred Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, an Affilated Company or to your employer, and the Deferred Stock Units are outside the scope of your employment contract, if any;

f.	Deferred Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

g.	neither the Award of Deferred Stock Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, Deferred Stock Units shall not be interpreted to form an employment contract or relationship with the Company;

h.	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

i.	if you receive shares of Stock, the value of such shares acquired on vesting of Deferred Stock Units may increase or decrease in value;

j.	no claim or entitlement to compensation or damages arises from termination of the Deferred Stock Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Deferred Stock Units or shares of Stock received upon vesting of the Deferred Stock Units resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

k.	in the event of involuntary termination of your employment (other than for Disability and whether or not in breach of local labor laws), your right to receive and vest in Deferred Stock Units, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to receive shares of Stock pursuant to the Deferred Stock Units after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee/Board shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award of Deferred Stock Units.

10.

Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Deferred Stock Units, including the grant of the Deferred Stock Units, the vesting of the Deferred Stock Units, the conversion of the Deferred Stock Units into shares of Stock, the subsequent sale of any shares of Stock acquired at vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the Award or any aspect of the Deferred Stock Units to reduce or eliminate your liability for Tax-Related Items.

Prior to the issuance of shares of Stock upon vesting of the Deferred Stock Units, you shall pay, or make adequate arrangements satisfactory to the Company or to your employer (in their sole discretion) to satisfy all Tax-Related Items withholding obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company or your employer. Alternatively, or in addition, if permissible under local law, the Company or your employer may, in their sole discretion, (1) sell or arrange for the sale of shares of Stock to be issued on the vesting of the Deferred Stock Units to satisfy the Tax-Related Items withholding obligation, and/or (2) withhold in shares of Stock, provided that the Company and your employer shall withhold only the amount of shares of Stock necessary to satisfy the minimum withholding amount. You shall pay to the Company or to your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your receipt of Deferred Stock Units, the vesting of Deferred Stock Units or the conversion of vested Deferred Stock Units to shares of Stock that cannot be satisfied by the means previously described. The Company may refuse to deliver shares of Stock to you if you fail to comply with your obligations in connection with the Tax-Related Items as described herein.

11.	Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company, and Affiliated Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Deferred Stock Units or any other entitlement to shares of Stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting of the Deferred Stock Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

12.	Disqualification of Deferred Stock Units. If the Deferred Stock Unit Award is otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of the French DSU Plan, the Deferred Stock Unit Award may no longer qualify for the favorable tax and social security regime in France. If the Award no longer qualifies for the favorable tax and social security regime in France, the Committee may, provided it is authorized to do so under the Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Deferred Stock Units or the sale of the shares of Stock which may have been imposed under the French DSU Plan and this Agreement. In any case where the Deferred Stock Unit Award no longer qualifies for the favorable tax and social security regime in France, you accept and agree that you will be responsible for paying all Tax-Related Items resulting from the vesting of the Deferred Stock Unit Award.

13.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Deferred Stock Units awarded under the Plan or future Deferred Stock Units that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.	Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

15.	Language. If you have received this Agreement or any other document related to the Plan translated into French and if the translated version is different than the English version, the English version will control.

16.	Governing Law. The Deferred Stock Unit Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

17.	Plan Administration. The Plan is administered by a Committee of the Company’s Board, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this Agreement is inconsistent or in conflict with any provision of the U.S. Plan, for purposes of this grant of Deferred Stock Units, which is intended to qualify for the favorable tax and social security regime in France, the terms of this Agreement (including the French DSU Plan) shall govern. A request for a copy of the U.S. Plan and the French DSU Plan, as well as any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR

COCA-COLA ENTERPRISES INC.

P.O. BOX 723040

USA, ATLANTA, GA 31139-0040

(770) 989-3000

Exhibit: Rules For Coca Cola Enterprises Inc. Deferred Stock Units in France

Exhibit

Rules For Coca Cola Enterprises Inc.

Deferred Stock Units in France

1.	Introduction.

The Board of Directors (the “Board”) of Coca Cola Enterprises Inc. (the “Company”) has established the 2004 Stock Award Plan (the “U.S. Plan”) for the benefit of certain employees of the Company and its Subsidiaries, including its French subsidiary(ies) of which the Company holds directly or indirectly at least 10% of the share capital (the “French Entities”).

Section 3(a) of the U.S. Plan specifically authorizes the Committee of the Board of Directors of the Company (the “Committee”) to determine the terms and conditions of, and all other matters relating to, Awards (including deferred stock units granted in France) as the Committee deems appropriate and to make all other decisions and determinations with respect to the grant of Awards. The Committee has determined that it is appropriate to establish a sub-plan for the purposes of permitting Deferred Stock Units to qualify for favorable French tax and social security treatment. The Committee, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting deferred stock units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, to qualifying employees who are resident in France for French tax purposes (the “French Participants”). The terms of the U.S. Plan, as set out in Appendix 1 hereto, shall, subject to the following rules, constitute the Rules for Deferred Stock Units in France under the Coca Cola Enterprises Inc. 2004 Stock Award Plan (the “French DSU Plan”).

Under the French DSU Plan, the qualifying employees will be granted only deferred stock units as defined in Section 2 hereunder. The grant of Deferred Stock Units is authorized under the Article 6(e) of the U.S. Plan. The provisions of Articles 6(b), (c) and (d) of the U.S. Plan permitting the grant of Options, Stock Appreciation Rights, and Restricted Stock are not applicable to grants made under this French DSU Plan.

2.	Definitions.

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a)	Deferred Stock Unit.

The term “Deferred Stock Units” shall mean a promise by the Company to a future issuance of a certain number of shares of Stock of the Company without any requirement to any payment, even of the par value of the shares of Stock, granted to the French Participants and subject to specific terms and conditions. Deferred Stock Units granted under this French DSU Plan shall be payable only in shares of Stock.

(b)	Grant Date.

The term “Grant Date” shall be the date on which the Committee both (1) designates the French Participant and (2) specifies the terms and conditions of the Deferred Stock Units, including the number of shares of Stock to be issued at a future date following the lapse of restriction (on the Vesting Date as defined below), the conditions for the vesting of the Deferred Stock Units, the conditions for the issuance of the shares of Stock underlying the Deferred Stock Units by the Company, if any, and the conditions of the transferability of the shares of Stocks once issued.

(c)	Vesting Date.

The term “Vesting Date” shall mean the date on which the shares of Stock underlying the Deferred Stock Units are issued to the French Participant. In order to qualify for the French favorable tax and social security regime, such Vesting Date specified by the Committee shall not occur prior to the second anniversary of the Grant Date, as required by the vesting period applicable to French qualified restricted stock awards under Section L. 225-197-1 of the French Commercial Code, as amended.

(d)	Closed Period.

The term “Closed Period” means:

(i) Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company;

(ii) The period as from the date the corporate management entities (involved in the governance of the company, such as the Board, Committee, supervisory directorate…) of the Company have been disclosed information which could, if disclosed to the public, significantly impact the quotation of the Share of the Company, until ten quotation days after the day such information is disclosed to the public.

3.	Entitlement to Participate.

(a) Subject to Section 3(c) below, any French Participant who, on the Grant Date of the Deferred Stock Units and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”) or who is a corporate officer of a French Entity, shall be eligible to receive Deferred Stock Units under the French DSU Plan, provided that he or she also satisfies the eligibility conditions of Section 2(l) of the U.S. Plan.

(b) Deferred Stock Units may not be issued to corporate officers of the French Entities, other than the managing directors (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is an employee of a French Entity as defined by French law.

(c) Deferred Stock Units may not be issued under the French DSU Plan to employees or corporate officers owning more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate officers of the French Entities.

4.	Conditions of the Deferred Stock Units.

(a)	Grant of Deferred Stock Units.

Since Shares of the Company are traded on a regulated market, Deferred Stock Units shall not be granted to French Participants in France during the Closed Period, to the extent such Closed Period are applicable to the Deferred Stock Units under French law.

(b)	Vesting of Deferred Stock Units.

The first Vesting Date of the Deferred Stock Units shall not occur prior to the second anniversary of the Grant Date and according to the Vesting Date as defined under Section 2 above or other later date that the Committee could provide. However, notwithstanding the above, in the event of the death of a French Participant, all of his or her outstanding Deferred Stock Units shall vest and shares underlying Deferred Stock Units shall be issued as set forth in Section 7 of the French DSU Plan.

(c)	Holding of Shares.

The French Participant is not authorized to transfer the shares issued pursuant to the Deferred Stock Units until at least the second anniversary of the Vesting Date or other later date determined by the Committee in compliance with the minimum mandatory holding period provided for by Section L. 225-197-1 of the French Commercial Code, even if the French Participant is no longer an employee or corporate officer of a French Entity.

In addition to the restriction on the sale of the shares of Stock issued to the French Participants in the preceding paragraph, said shares may not be sold during certain closed periods (set forth in Section 8 of this French DSU Plan) to the extent such Closed Periods are applicable to Shares underlying French qualified Deferred Stock Units under French law.

(d)	French Participant’s Account.

The Stock issued to the French Participant shall be recorded in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable restrictions provided by law.

5.	Non-transferability of Deferred Stock Units.

Deferred Stock Units may not be transferred to any third party and Stock will only be issued to the French Participant, except in the event of the French Participant’s death.

6.	Adjustments and Change in Control.

In the event of adjustment or a Change in Control, adjustment to the terms and conditions of the Deferred Stock Units or underlying shares of Stock may be made in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules, unless otherwise provided for by the Committee at its discretion. Adjustments that would violate applicable French rules may result in the disqualification of the Deferred Stock Units for the French favorable tax and social security regime.

7.	Death.

In the event of the death of a French Participant, all Deferred Stock Units held by the French Participant at the time of death (whether vested or unvested at the time of death) shall become immediately vested. The Company shall issue the underlying shares of Stock to the French Participant’s heirs, at their request, within six months following the death of the French Participant. Notwithstanding the foregoing, the French Participant’s heirs must comply with the restriction on the sale of shares of Stock set forth in Section 4(b) to the extent as applicable under French rules.

8.	Dividends Equivalent.

Dividend equivalents shall not accrue or be paid to the French participants.

9.	Interpretation.

It is intended that Deferred Stock Units granted under the French DSU Plan shall qualify for the favorable tax and social security treatment applicable to Deferred Stock Units granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of the French DSU Plan shall be interpreted accordingly and in accordance with the relevant Guidelines published by French tax and social security administrations and subject to the fulfilment of legal, tax and reporting obligations, if any applicable. However, certain corporate transactions or certain modifications to the Deferred Stock Units may impact the qualification of the Deferred Stock Units and underlying shares of Stock for the favourable regime in France.

11.	Employment Rights.

The adoption of this French DSU Plan shall not confer upon the French Participants, or any employees of a French Subsidiary, any employment rights and shall not be construed as part of any employment contracts that a French Subsidiary has with its employees.

12	Effective Date.

The French DSU Plan is effective as of July 25, 2005.